EXHIBIT 99.2

Debt Resolve Pro Forma Financial Information:


                          DEBT RESOLVE AND SUBSIDIARIES
                             CONSOLIDATED PRO FORMA
                                INCOME STATEMENT

                                             --------------------------------------------
                                                   CONSOLIDATED           CONSOLIDATED
                                                     PRO FORMA             PRO FORMA

                                                       2007                   2008
                                             --------------------------------------------
Incremental synergistic revenue                         789,243               4,233,982
Incremental revenue -software usage                     201,250                 245,000
Revenue                                              68,656,438              84,567,339
                                             --------------------------------------------
TOTAL REVENUE                                $       69,646,931          $   89,046,321
                                             --------------------------------------------

COSTS AND EXPENSES:
Payroll and related expenses                         46,727,740              51,823,602
General and administrative expenses                  14,381,891              17,022,576
Cost of incremental revenue                             104,999                 563,279
Capital expenditures                                    200,000                 615,000
Depreciation expense                                  1,325,000               1,353,571

Total operating expenses                     $       62,739,630          $   71,378,028
                                             --------------------------------------------
NET OPERATING INCOME                         $        6,907,301          $   17,668,293

OTHER INCOME (EXPENSE):
Proforma int exp for acquisition          ** $       (1,620,000)         $   (2,100,000)
financings
Other income  (expense)                      $        -                  $   (3,500,000)

Total other income (expense)                 $        1,620,000)         $   (5,600,000)

Income before taxes                          $        5,287,301          $   12,068,293
Provision for Income taxes                   $       (1,797,682)         $   (4,103,220)
                                             --------------------------------------------
NET  INCOME                                  $        3,489,619          $    7,965,073

EBITDA                                       $        8,232,301          $   19,021,864


**  Assumes interest paid a full year on $15 million in debt financing

         This projected pro forma financial information (the "Projections") was not prepared by the Company in the ordinary course and is based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the Projections will be realized and the actual results for the years ending December 31, 2007, and 2008 may vary materially from those reflected in the Projections.